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                                                                   EXHIBIT 10.11



PERSONAL & CONFIDENTIAL

September 17, 2001






Dear        :

I want to take this opportunity to reiterate how important you are as a senior member of Compaq's management team and to thank you for your commitment to our success. As you know, we face many opportunities and challenges as our industry continues to evolve, and this Agreement, which addresses your entitlement to severance benefits should you separate from the company while these terms are in effect, is intended to give you the security to focus on your contributions as we move forward. This Agreement amends and restates in its entirety the agreement dated January 16, 2001 (the "Prior Agreement"). Upon execution of this restated Agreement, the Prior Agreement shall be cancelled and of no force and effect.

TERM OF AGREEMENT: This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2002, and will be automatically renewed thereafter on an annual basis for successive one-year terms unless Compaq provides you with written notice that the Agreement will not be renewed ("Notice of Non-Renewal") no later than 60 days prior to the expiration of the then-current term. Notwithstanding the foregoing, in the event a Change in Control (as defined in Exhibit A) occurs during the then current term, the term of this Agreement shall not end prior to the first anniversary of such Change in Control.

SEPARATION FROM EMPLOYMENT: Your employment with Compaq is at-will. Under certain circumstances, however, you will be entitled to severance benefits should you separate from employment during the term of this Agreement. The following provisions govern your compensation and benefits should you separate from employment during the term of this Agreement:

QUALIFYING TERMINATION: Should you incur a Qualifying Termination (as defined below) you will be eligible for the following payments and benefits, provided that you remain in compliance with your obligations under the terms of this Agreement, including, but not limited to the provisions regarding



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September 17, 2001
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non-competition, non-solicitation, and non-disparagement, and the Release (as defined below). Should you fail to comply with your obligations under this Agreement or the Release, Compaq may, in addition to any other available remedies, cease making any payment or benefit provided for herein.

Separation Payment: A separation payment equivalent, before applicable deductions, to two times the sum of your base salary and your target annual bonus (the "Separation Payment"); provided, however, that if you incur a Qualifying Termination (as defined below) within one year following a Change in Control (which, for purposes of this Agreement, shall have the meaning set forth in Exhibit A), the Separation Payment will be equivalent, before applicable deductions, to the excess of (A) three times the sum of your base salary and your target annual bonus over (B) the aggregate amount of retention payments made to you in connection with the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of September 4, 2001, as amended from time to time, by and among Hewlett-Packard Company, a subsidiary of Hewlett-Packard Company and Compaq (the "H-P Merger"). For purposes of calculating the Separation Payment, your base salary and target annual bonus shall be the greater of your (i) base salary and target annual bonus as of the date you separate from employment or (ii) your base salary and target annual bonus as in effect immediately prior to any reduction that entitles you to resign in a Qualifying Termination under this Agreement.

The Separation Payment shall be paid as follows: 50% of the Separation Payment shall be paid to you within ten business days of your execution of the Release, with the remaining 50% to be paid in equal installments, without interest, commencing on Compaq's second regularly scheduled payroll following your execution of the Release and ending with Compaq's regularly scheduled payroll twenty-four months later (the "Separation Pay Period"). In the event of a change in payroll practice during the Separation Pay Period, Compaq may adjust the amounts of such installments as necessary to ensure that the total amount paid is equal to the Separation Payment, as defined above. Notwithstanding the foregoing, in the event of a Qualifying Termination within one year following a Change in Control, the Separation Payment shall be paid in a single lump sum within 10 days following the effective date of the Qualifying Termination.

Health Benefit Continuation: Compaq will pay the COBRA premiums for continuation of healthcare benefits for you and your eligible dependents for so long as you are otherwise eligible for such coverage during the 24-month



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September 17, 2001
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period following a Qualifying Termination. You will be responsible for all other costs, such as co-payments and deductibles.

Stock Options: If you incur a Qualifying Termination within one year following a Change in Control, any outstanding options granted prior to the Change in Control which had not previously become exercisable shall become fully exercisable and you shall have the right to exercise any outstanding stock option then held by you until the earlier of (i) the third anniversary of the effective date of such Qualifying Termination (in the case of options granted prior to September 1, 2001) or the first anniversary of the effective date of such Qualifying Termination (in the case of options granted on or after September 1, 2001 and prior to the Change in Control) or (ii) the expiration of the term of the option.

Prorated Annual Incentive: If you incur a Qualifying Termination within one year following a Change in Control, you shall receive a prorated annual incentive calculated by multiplying the target annual bonus for which you are otherwise eligible at the time of separation times a fraction, the numerator of which is the number of full calendar months during which you were employed in the applicable measurement period and the denominator of which is the total number of full calendar months in the applicable measurement period (the "Prorated Annual Incentive"). The Prorated Annual Incentive shall be subject to applicable deductions and shall be paid in a single lump sum within 10 days following the effective date of the Qualifying Termination.

Other Benefits: In the event of a Qualifying Termination within one year following a Change in Control, Compaq will (1) reimburse you for reasonable legal fees associated with the termination of your employment and for financial counseling services, up to the amount covered under current practice, for the year in which such termination occurs and (2) provide you with outplacement assistance in accordance with Compaq's current practice for executives.

Definition of Qualifying Termination: For purposes of this Agreement, a Qualifying Termination shall mean any of the following:

(1) Involuntary termination of your employment without Cause. For purposes of this Agreement, Cause shall mean a determination by the Chief Executive Officer, after consultation with the Human Resources Committee of the Board of Directors (or any successor to such Committee) and outside legal counsel, that you have engaged in actions or omissions contrary to the best interests of Compaq or that you have



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         materially breached any of the terms and conditions of this Agreement.
         Following a Change in Control, a termination of your employment will not be considered to have been for Cause unless and until you are presented with a resolution of the Board of Directors of the Company (or, if the Company is a subsidiary of a publicly traded corporation, the Board of Directors of such publicly traded corporation), approved by at least 3/4 of the entire membership of the applicable Board after providing you with reasonable notice and opportunity to be heard, with counsel, before the Board, finding that you have engaged in conduct which would constitute Cause under this Agreement.

(2) Resignation within 90 days of the occurrence (prior to a Change of Control) of an event constituting Good Reason, which, for purposes of this Agreement, shall mean: (a) a material reduction in your job responsibilities, duties, and/or status within the Company, (b) a reduction of 10% or greater in your Total Target Annual Cash Compensation (which, for purposes of this Agreement, shall mean base salary plus target annual cash bonus opportunity) as of the date of this Agreement unless such reduction is part of an across-the-board reduction in Total Target Annual Cash Compensation of all executive officers of Compaq, or (c) receipt of a Notice of Non-Renewal. Notwithstanding the foregoing, you will not be eligible for a Separation Payment unless you provide the Board of Directors with 60 days written notice of your intent to resign for Good Reason, containing details regarding the grounds for your resignation, and allow the Board of Directors to take action to remove or correct the Good Reason within 30 days. If the Board of Directors fails to take action to remove or correct the Good Reason within 30 days of receiving notice of same, your resignation for Good Reason shall become effective.

(3) Involuntary termination of your employment by the Company for any reason within 180 days following a Change in Control.

(4) Your resignation, within one year following a Change in Control, by reason of any of the following events which occurs on or after a Change in Control: (a) a material reduction in your job responsibilities, duties and/or status from that which existed immediately prior to the Change in Control, (b) a reduction of 10% or greater in your Total Target Annual Cash Compensation as of the date of this Agreement, unless such reduction is part of an across the board reduction in the Total Target



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September 17, 2001
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         Annual Cash Compensation of all executive officers of Compaq (and, if
         Compaq is a subsidiary of a publicly traded corporation, all executive officers of such publicly traded corporation), (c) receipt of a Notice of Non-Renewal, or (d) your ceasing to be an executive officer of a publicly traded corporation.

You will not be deemed to have incurred a Qualifying Termination unless you execute, within 30 days of your separation, a release of claims in a form substantially similar to the form attached as Exhibit A hereto (the "Release"). Under no circumstances shall your resignation or termination from employment as a result of Disability (as defined below) or death constitute a Qualifying Termination.

SEPARATION DUE TO DEATH OR DISABILITY: In the event of separation from employment as a result of Disability or death and contingent upon your, or, in the event of your death, your estate's, execution of a Release, you, or in the event of your death, your estate, will receive a one-time lump sum Special Separation Payment equivalent, before applicable deductions, to 1.5 times the sum of your base salary and your target annual bonus, both as determined as of the date of your separation from employment. All other compensation and benefits shall be determined by the terms of the governing plan or program. For purposes of the Agreement, Disability shall mean your inability to perform the essential functions of your position as a result of illness or injury for a period of six consecutive months.

INVOLUNTARY TERMINATION FOR CAUSE/RESIGNATION NOT CONSTITUTING A QUALIFYING
TERMINATION: If you are involuntarily terminated for Cause or resign your employment (other than a resignation constituting a Qualifying Termination), you will not be entitled to any severance payment under this Agreement. Compaq will have no other obligations under this Agreement, and all compensation and benefits will be determined by the terms of the governing plan or program.

EXCISE TAX GROSS-UP: In the event of a Change in Control, Compaq, at its sole expense, shall cause its independent auditors promptly to review all payments, distributions and benefits that have been made to or provided to, and are to be made to or provided to, you under this Agreement, and any other agreement and plan benefitting you, to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"). If Compaq's independent auditors determine that any such payments, distributions or benefits are subject to excise taxes as



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provided under Section 4999 of the Code (the "Excise Tax"), then such payment, distributions, or benefits (the "Original Payment(s)") shall be increased by an amount (the "Gross-up Amount") such that, after the Company withholds all taxes due, including any excise and employment taxes imposed on the Gross-up Amount, you will retain a net amount equal to the Original Payment(s) less income and employment taxes, if any, imposed on the Original Payment(s). To facilitate the calculation of the applicable excise tax, you agree to provide Compaq's auditors with copies of your Forms W-2 for the tax years they deem necessary for their use in determining the application of Section 4999 and calculating any amounts payable under this provision. Compaq's auditors will perform the calculations in conformance with the foregoing provisions and provide you with a copy of their calculation. The intent of the parties is that Compaq shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and Gross-up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-up Amount. If no determination by Compaq's auditors is made prior to the time you are required to file a tax return reflecting any portion of the Original Payment(s), you will be entitled to receive a Gross-up Amount calculated on the basis of the Original Payment(s) you report in such tax return, within 30 days of the filing of such tax return. You agree that, for the purposes of the foregoing sentence, you are not required to file a tax return until you have obtained the maximum number and length of filing extensions available. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payment(s) than is determined by Compaq's independent auditors or reflected in your tax returns, you shall be entitled to receive the full Gross-up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from Compaq within 30 days of such determination as long as you have taken all reasonable actions to minimize any such amounts. If any tax authority finally determines the Excise Tax to be less than the amount taken into account hereunder in calculating the Gross-up Amount, you shall repay to Compaq, within 30 days of your receipt of a refund resulting from that determination, the portion of the Gross-up Amount attributable to such reduction (plus the refunded portion of Gross-up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-up Amount being repaid, less any additional income tax resulting from such refund).

RESTRICTED SHARES: You acknowledge and agree that, notwithstanding the terms and conditions applicable to any shares of restricted Compaq common



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September 17, 2001
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stock previously granted to you, the definition of Change in Control set forth on Exhibit A hereto shall apply to such restricted shares.

H-P MERGER RETENTION PAYMENTS: If the H-P Merger becomes effective, you will receive a retention payment equal, before applicable deductions, to 1.5 times the sum of your annual base salary and target annual bonus (both as in effect immediately prior to the closing of the transaction) as soon as practicable following the effective date of the H-P Merger. Further, if the H-P Merger becomes effective and you remain employed through the one-year anniversary of the effective date, you will be eligible to receive a second retention payment equal, before applicable deductions, to 1.5 times the sum of your annual base salary and target annual bonus (both as in effect immediately prior to closing of the transaction) as soon as practicable following that one-year anniversary of the effective date of the H-P Merger. You will not receive either retention payment if the H-P Merger does not become effective or if your employment terminates (whether voluntarily or involuntarily) for any reason prior to the date the retention payment becomes payable. Any retention payment made or deferred pursuant to this section will offset the Separation Payment dollar for dollar, as described above. If otherwise eligible to participate in Compaq's deferred compensation program (or any successor program), you may elect to defer any portion of the retention bonuses provided for in this paragraph under the terms of that program. In order to do so, however, you must make an irrevocable deferral election within 30 days of executing this Agreement. Amounts deferred will not be eligible for matching. Except as otherwise specifically provided for herein, the retention bonuses provided for in this section will not be considered compensation for purposes of any compensation or benefit program maintained by Compaq or H-P.

COVENANTS: In your role with Compaq (which, for purposes of these Covenants includes Compaq Computer Corporation, its subsidiaries, affiliates, related entities, and successors), you will have access to confidential and proprietary information, and your access to such information is intrinsic to, and essential to the success of, your employment by the Company. In consideration of your access to such information, your continuing employment with the Company, and the payments and benefits provided for under this Agreement, you agree to the following Covenants, which you agree are reasonable and necessary for the protection of Compaq's legitimate business interests, including, but not limited to, good will and information which is confidential and proprietary to Compaq.



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September 17, 2001
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CONFIDENTIAL INFORMATION/INTELLECTUAL PROPERTY: You agree that you will not, at any time during or after your employment by Compaq, make any unauthorized use or disclosure of Confidential Information (as defined below) or Intellectual Property (as defined below), including confidential information or intellectual property of third parties to which you had access as a result of your employment. Nothing in this Agreement shall prohibit you from complying with a court order to produce information, but you agree to provide Compaq notice, immediately upon becoming aware of such requirement, of any subpoena, order, or other mandate to produce information that may be Confidential Information and to cooperate fully with Compaq in obtaining such protection as Compaq deems appropriate.

During your employment by Compaq, you agree to promptly disclose in writing to Compaq any Intellectual Property, whether originated, conceived, created, made, developed or invented in whole or in part by you, and maintain adequate and current records thereof. You assign, transfer, and convey to Compaq, or its designees or successors, your entire right, title and interest in any Intellectual Property that you originate, conceive, create, make, develop or invent, whether as sole inventor, creator, developer or originator or as a joint inventor, creator, developer or originator with others, whether made within or without the usual working hours or upon the premises of Compaq or elsewhere, during your employment.

If, subsequent to separation from Compaq, you perform an act at Compaq's request or direction, or provide assistance to Compaq, as described in this paragraph, then Compaq shall compensate you for your time at a rate of one thousand dollars per day. Either during or subsequent to your employment, upon the request and at the expense of Compaq, but for no consideration in addition to that due to you pursuant to your employment with Compaq and this Agreement, you shall execute, acknowledge, and deliver to Compaq or its designee any instruments that in the judgment of Compaq may be necessary or desirable to secure or maintain for the benefit of Compaq or its designee adequate patent, copyright, and other property rights with respect to Intellectual Property within the scope of this Agreement, including, but not limited to: (a) domestic and foreign patent and copyright applications, (b) any other applications for securing, protecting, or registering property rights, and (c) powers of attorney, assignments, oaths, affirmations, supplemental oaths and sworn statements. You shall also assist Compaq or its designee, as required, to draft such instruments, to obtain such rights, and to enforce such rights, provided that such assistance will not unreasonably interfere with your other endeavors. For purposes of this Agreement, "Confidential Information"



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September 17, 2001
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means any confidential or private information, not generally known to the public, related to the business or operations (past, present or future) of Compaq. You agree that Confidential Information encompasses a broad scope of information that includes, without limitation: business plans and strategies; information regarding the identities, skills, qualities, competencies, characteristics, expertise, or experience of the directors, officers, or employees of Compaq; information regarding the compensation practices of, or payments made to or by, Compaq; the contents of communications, oral or written, with, by or between directors, officers, employees, or agents of Compaq; statements of fact or opinion or mixed statements of fact and opinion if such statements are based on information or events to which you had access as a result of your employment by Compaq; and similar information related to third parties to whom Compaq owes a duty of confidentiality or privacy.

Intellectual Property includes, without limitation, any and all information, ideas, concepts, improvements, discoveries, designs, inventions, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, and business methods, whether patentable or not, which are originated by, conceived by, created by, made by, developed by, invented by, learned by, or disclosed to you, individually or in conjunction with others, during your employment by Compaq (whether during business hours or otherwise and whether on Compaq's premises or otherwise) which relate to Compaq's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts with in the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks). The term "Intellectual Property" also includes all rights provided by the law of any jurisdiction throughout the world with respect to such information, ideas, concepts, improvements, discoveries, designs, inventions, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, and business methods, including, without limitation, the right to maintain the same as confidential information, the right to first publication, the right to obtain patents and industrial rights thereon, all rights of copyright, all trademark rights, and the right to protect the same against acts of unfair competition.



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NON-COMPETITION AND NO SOLICITATION: During your employment with Compaq and, should your employment terminate for any reason (whether voluntary or involuntary), for the greater of (a) a period of 24 months following your separation or (b) any Separation Pay Period, you agree that you will not, directly or indirectly, on your own behalf or on the behalf of others, in any geographic area or market where Compaq is conducting any business:

(1) Engage in any business competitive with the business conducted by Compaq at the time of your separation or set forth in any then-existing business plan;

(2) Render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Compaq at the time of your separation or set forth in any then-existing business; or

(3) Solicit, influence, or induce, or attempt to solicit, influence, or induce, any employee of Compaq to terminate his or her employment with Compaq, or recruit, hire or assist in the recruitment or hiring of any such employee by any person, association, or entity not affiliated with Compaq;

provided, however, in the event of a Qualifying Termination within one year following a Change in Control, the restrictions described in clauses (1) and (2) above shall be inapplicable and the restrictions described in clause (3) shall only be applicable for a period of 12 months following such Qualifying Termination.

You understand that these restrictions may limit your ability to engage in certain businesses anywhere in the world during the period provided for above, but you also acknowledge and agree that you will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

NON-DISPARAGEMENT: During your employment with Compaq and, should your employment terminate for any reason (whether voluntary or involuntary), for the greater of (a) a period of 24 months following your separation or (b) any Separation Pay Period, you agree that you will not make any comment or take any action which disparages, defames, or places in a negative light Compaq or its past and present officers, directors, and employees.



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September 17, 2001
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REMEDIES: You acknowledge that money damages would not be sufficient remedy for any breach of the foregoing Covenants and that Compaq shall be entitled to specific performance and injunctive relief to enforce these Covenants or to remedy a breach or threatened breach of these Covenants. Such remedies shall not be deemed the exclusive remedies for a breach of these Covenants, but shall be in addition to all remedies available at law or in equity to Compaq, including, without limitation, the recovery of damages from you and any agent acting on your behalf in connection with such breach.

ARBITRATION: Except for claims by Compaq arising out of your alleged breach of obligations under the Covenants section of this Agreement, all disputes arising out of or relating to this Agreement or to your employment or the termination thereof, will be resolved by final and binding arbitration in Houston, Texas, under the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. This paragraph shall apply both during and after termination of the employment relationship. Either party shall have the right to enforce this agreement to arbitrate in either federal or state court.

All proceedings and documents prepared in connection with any arbitration under this Agreement shall be Confidential Information and, unless otherwise required by law, the contents or subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of an arbitration award is sought, the court and court staff hearing such matter.

Should a dispute under this Agreement be submitted to arbitration and you prevail in that arbitration, you will be entitled to recover your reasonable expenses you incurred in connection with that arbitration, including but not limited to attorneys' fees and arbitrators' fees, from Compaq. Should Compaq prevail, each party shall pay its own costs. Notwithstanding the foregoing, Compaq shall promptly pay or reimburse you for all reasonable legal fees incurred by you in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement relating to the termination of your employment within one year following a Change in Control or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code.

IMPACT ON OTHER COMPENSATION AND BENEFIT PROGRAMS: There shall be no duplication between payments made under this Agreement and any payment or benefit under any other plan, program, agreement, or arrangement. Except



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September 17, 2001
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as otherwise specifically provided for herein, payments under this Agreement shall not be considered compensation for purposes of any compensation, deferred compensation, insurance, pension, savings, or other benefit plan.

CONTROLLING LAW: Except where otherwise provided for herein, this Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

NOTICES: Any notices under this agreement that are required to be given to the Company shall be addressed to Corporate Secretary, Compaq Computer Corporation, 20555 SH 249, Houston, Texas 77070-2698, and any notices required to be given to you shall be sent to your address as shown in the Company's records.

SEPARABILITY AND CONSTRUCTION: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by an arbitrator or a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited so that they will remain in effect to the extent permissible by law or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provision so as to provide, to the fullest extent allowed by law, the benefits intended by this Agreement.

WAIVER OF BREACH: No failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment or that party's rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.

ENTIRE AGREEMENT: This Agreement, together with the plan documents referred to herein, as amended from time to time, shall constitute the entire understanding relating to the severance benefits for which you are eligible upon your separation from employment with Compaq, and any previous severance agreements (or other agreements providing for severance benefits, to the extent that they provide for severance benefits), whether written or oral, between you and Compaq shall be deemed to be revoked and canceled for all purposes as of the date of this Agreement. There shall be no duplication



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September 17, 2001
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between payments made pursuant to this Agreement and payments made under any other plan, program, arrangement, or agreement.

MODIFICATION IN WRITING: No addition to, or modification of, this Agreement shall be effective, unless it is in writing and signed by both you and an authorized representative of Compaq.

I hope that this Agreement provides you with the level of security and incentive that will allow you to continue as a leader at Compaq to the best of your abilities. Please sign below and return an executed original to indicate your acceptance of these terms.


Sincerely,



Michael D. Capellas
Chairman and Chief Executive Officer


c:       Yvonne R. Jackson


I have read, understand, and agree to the foregoing terms and conditions.


-----------------------------


-----------------------------
Date

                                    Exhibit A
                          Change in Control Definition


The occurrence of any of the following events: (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Compaq, any trustee or other fiduciary holding securities under any employee benefit plan of Compaq, or any company owned, directly or indirectly, by the stockholders of Compaq in substantially the same proportions as their ownership of stock of Compaq), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Compaq representing 30% or more of the combined voting power of Compaq's then-outstanding securities; (b) during any period of two consecutive years (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Compaq to effect a transaction described in clause (a), (c), or (d) of this Exhibit A) whose election by the Board or nomination for election by Compaq's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) the consummation of a merger or consolidation of Compaq with any other corporation, other than a merger or consolidation which would result in the voting securities of Compaq outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Compaq or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Compaq (or similar transaction) in which no person acquires more than 30% of the combined voting power of Compaq's then-outstanding securities shall not constitute a Change in Control of Compaq; or (d) the stockholders of Compaq approve a plan of complete liquidation of Compaq or an agreement for the sale or disposition by the Compaq of all or substantially all of Compaq's assets.

                                    Exhibit B
                                Release of Claims

I acknowledge that I have had twenty-one days to decide whether to execute this Release of Claims ("Release") and that I have been advised in writing to consult an attorney before executing this Release. I acknowledge that I have seven days from the date I execute this Release to revoke my signature. I understand that if I choose to revoke this Release I must deliver my written revocation to Compaq before the end of the seven-day period.

         I, for myself, my heirs, successors, and assigns do hereby settle, waive, and release Compaq ("Compaq") and any of its past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries, or affiliates from any and all claims, charges, complaints, rights, demands, actions, and causes of action of any kind of character, in contract, tort, or otherwise, based on actions or omissions occurring in the past and/or present, and regardless of whether known or unknown to me at this time, including those not specifically mentioned in this Release. Among the rights, claims, and causes of action which I give up under this Release are those arising in connection with my employment and the termination of my employment, including rights or claims under federal, state and local fair employment practice or discrimination laws (including the various Civil Rights Acts, the Age Discrimination in Employment Act, the Equal Pay Act, and the Texas Commission on Human Rights
Act), laws pertaining to breach of employment contract, wrongful termination or other wrongful treatment, and any other laws or rights relating to my employment with Compaq and the termination of that employment. I acknowledge that I am aware of my rights under the Age Discrimination in Employment Act, and that I am knowingly and voluntarily waiving and releasing any claim of age discrimination which I may have under that statute as part of this Release. This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to
(A) indemnification from Compaq and its affiliates with respect to my activities on behalf of Compaq and its affiliates prior to my termination of employment,
(B) compensation or benefits to which I am entitled under any compensation or benefit plans of Compaq or its affiliates or (C) amounts to which I am entitled pursuant to the Agreement to which a form of this Release of Claims was attached as Exhibit B. Except as contemplated by the preceding sentence, I agree not to bring or join any lawsuit or file any claim against Compaq in any court relating to my employment or the termination of my employment.